Exhibit 99.1

Press Release
Acutus Medical Announces Restructuring and Preliminary, Unaudited Fourth Quarter and Full Year 2021 Revenue

Carlsbad, Calif. – January 19, 2022 – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced a corporate restructuring as well as its preliminary unaudited revenue for the quarter and full year ended December 31, 2021.

Corporate Restructuring
“We have undertaken a detailed review of our strategic priorities, the external environment, and cost structure and are restructuring the Company to sharpen our focus and strengthen our financial position”, said Vince Burgess, President & CEO. “While challenging, this restructuring is a critical step in positioning Acutus for the future, and we are committed to treating impacted employees with respect and support through this period of change.”

As part of the restructuring, the Company will prioritize maximizing console utilization and procedure volume growth in targeted geographic regions as well as a more focused scope of product development initiatives. To align resources with current strategic direction, the Company has undertaken a planned reduction in force (RIF) and is implementing additional cost reduction measures. These actions are expected to result in annualized operating expense savings of $23-25 million compared to 2021. The Company expects that operating expense savings, cost reductions in manufacturing operations, and working capital improvements will result in a 30-40% reduction in quarterly cash burn exiting 2022 compared to 2021. Based on the timing of notifications under the Worker Adjustment and Retraining Notification (WARN) Act, the Company expects to start realizing the benefit of its restructuring plan starting late in the first quarter of 2022.

Mr. Burgess concluded “This restructuring is one component of our efforts to strengthen the Company’s foundation. We expect to emerge from these actions as a stronger organization and better-positioned to achieve our mission and strategic objectives. We are making good progress on the clinical and product development front, and we are confident that our strategic realignment of priorities and resources will position us for long-term growth. We are planning to share more detail on our renewed focus and priorities on our earnings call in March.”

Preliminary Unaudited Fourth Quarter and Full Year Revenue
The Company expects fourth quarter 2021 revenues of approximately $4.2-4.4 million compared to $2.6 million in the fourth quarter of 2020. Full year 2021 revenues are expected to be in a range of $17.1-17.3 million compared to $8.5 million for the full year 2020 and within the guidance range provided on the third quarter 2021 earnings call. Year-over-year growth in the fourth quarter and full year was driven by increased procedure volumes, new product adoption, and higher capital sales.

Management continues to view the current COVID-19 situation as being fluid, and the potential impact on the Company’s business from hospital and government actions in response to potential resurgences in COVID-19 cases, COVID-19-related hospital admissions, restrictions on lab access and new technology assessments, and hospital staffing shortages are all factors that could influence near-term performance.

The Company will provide further details on its fourth quarter earnings call currently scheduled for March 10, 2022.

WARN Act
The WARN Act requires employers to provide sixty (60) days advance notice to employees and certain government entities before conducting any mass layoff, relocation, or termination that affects more than fifty (50) full-time employees and equivalents. The Company notified employees and required government authorities on Thursday, January 13, 2022.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Press Release
Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Holly Windler
Westwicke ICR	M: 619-929-1275
D: 415-202-5678	media@acutusmedical.com
caroline.corner@westwicke.com